Filed Pursuant to Rule 433

Registration No. 333-197128

December 7, 2015

Supplementing the Preliminary

Prospectus Supplement dated December 7, 2015

(To Prospectus dated June 30, 2014)

Marathon Petroleum Corporation

Final Pricing Terms

December 7, 2015

Issuer:	Marathon Petroleum Corporation
Net proceeds (before expenses) to the Issuer:	$1,489,268,000

2.700% Senior Notes due 2018

Size:	$600,000,000
Maturity:	December 14, 2018
Coupon:	2.700%
Benchmark Treasury:	1.250% due November 15, 2018
Benchmark Treasury Yield:	1.228%
Spread to Benchmark Treasury:	+150 bps
Yield to Maturity:	2.728%
Price to Public:	99.920%
Interest Payment Dates:	June 15 and December 15, commencing June 15, 2016, to holders of record at the close of business on the preceding June 1 and December 1, respectively
Make-Whole Call:	T+25 bps (at any time before December 14, 2018)
Settlement:	T+5; December 14, 2015
CUSIP/ISIN:	56585AAK8 / US56585AAK88
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Anticipated Ratings:	Baa2 (Stable) / BBB (Stable)
Joint Book-Running Managers:

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Goldman, Sachs & Co.

Mizuho Securities USA Inc.

BNP Paribas Securities Corp.

Morgan Stanley & Co. LLC

Mitsubishi UFJ Securities (USA), Inc.

Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities Inc. Fifth Third Securities, Inc. PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc.

3.400% Senior Notes due 2020

Size:	$650,000,000
Maturity:	December 15, 2020
Coupon:	3.400%
Benchmark Treasury:	1.625% due November 30, 2020
Benchmark Treasury Yield:	1.678%
Spread to Benchmark Treasury:	+175 bps
Yield to Maturity:	3.428%
Price to Public:	99.872%
Interest Payment Dates:	June 15 and December 15, commencing June 15, 2016, to holders of record at the close of business on the preceding June 1 and December 1, respectively
Make-Whole Call:	T+30 bps (at any time before November 15, 2020)
Par Call:	At any time on or after November 15, 2020
Settlement:	T+5; December 14, 2015
CUSIP/ISIN:	56585AAL6 / US56585AAL61
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Anticipated Ratings:	Baa2 (Stable) / BBB (Stable)
Joint Book-Running Managers:

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Goldman, Sachs & Co.

Mizuho Securities USA Inc.

Barclays Capital Inc.

Morgan Stanley & Co. LLC

Mitsubishi UFJ Securities (USA), Inc.

Wells Fargo Securities, LLC

Co-Managers:	Comerica Securities, Inc. Fifth Third Securities, Inc. The Huntington Investment Company PNC Capital Markets LLC

5.850% Senior Notes due 2045

Size:	$250,000,000
Maturity:	December 15, 2045
Coupon:	5.850%
Benchmark Treasury:	2.875% due August 15, 2045
Benchmark Treasury Yield:	2.968%

Spread to Benchmark Treasury:	+290 bps
Yield to Maturity:	5.868%
Price to Public:	99.747%
Interest Payment Dates:	June 15 and December 15, commencing June 15, 2016, to holders of record at the close of business on the preceding June 1 and December 1, respectively
Make-Whole Call:	T+45 bps (at any time before June 15, 2045)
Par Call:	At any time on or after June 15, 2045
Settlement:	T+5; December 14, 2015
CUSIP/ISIN:	56585AAM4 / US56585AAM45
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Anticipated Ratings:	Baa2 (Stable) / BBB (Stable)
Joint Book-Running Managers:

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Goldman, Sachs & Co.

Mizuho Securities USA Inc.

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

Mitsubishi UFJ Securities (USA), Inc.

Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC Comerica Securities, Inc. PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4355, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or emailing dg.prospectus_requests@baml.com, Goldman, Sachs & Co. toll-free at (866) 471-2526 or emailing prospectus-ny@ny.email.gs.com and Mizuho Securities USA Inc. toll-free at (866) 271-7403.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

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